Exhibit 99

       Family Dollar Announces Earnings for the Fourth Quarter and Fiscal
                   2006 and Provides Guidance for Fiscal 2007

     MATTHEWS, N.C.--(BUSINESS WIRE)--Sept. 28, 2006--Family Dollar Stores, Inc. (NYSE: FDO), today reported that net income per diluted share for the fourth quarter of fiscal 2006 ended August 26, 2006, increased 44.4% to $0.26 compared with $0.18 for the fourth quarter of fiscal 2005 ended August 27, 2005. Net income for the fourth quarter increased 32.9% to $38.8 million compared with net income of $29.2 million for the fourth quarter of fiscal 2005.

     "Two years ago, Family Dollar began aggressively investing in three key initiatives designed to drive sales and profitability: an enhanced food strategy, the Treasure Hunt merchandise program and the Urban Initiative. These investments provided the foundation for this year's improved results. This year, we continued to invest in these strategic initiatives: we expanded our cooler program to approximately 3,800 stores; we improved the cross-functional support of our Treasure Hunt merchandise program, delivering more excitement for our customers and Associates; and we improved the profitability of our Urban Initiative stores. These achievements were a result of the efforts of all our hard-working Associates," said Howard R. Levine, Chairman and Chief Executive Officer. "We are pleased with our performance this year, and we continue to believe that we have tremendous opportunity to better meet the needs of our customers and to drive stronger returns for our shareholders."

     Fourth Quarter Results

     As previously reported, sales for the fourth quarter of fiscal 2006 were approximately $1.578 billion, or 10.3% above sales of approximately $1.430 billion for the fourth quarter of fiscal 2005. Sales of food, apparel and electronics, including pre-paid cellular phones and services, were the primary drivers of the sales increase. Sales in comparable stores increased approximately 4.9%. The customer count, as measured by the number of register transactions in comparable stores, decreased approximately 0.5%, and the average transaction increased approximately 5.2% to $9.45. During the fourth quarter of fiscal 2006, the Company opened 108 new stores and closed 8 stores.

     The gross profit margin, as a percentage of sales, was 32.4% in the fourth quarter of fiscal 2006 compared to 31.9% in the fourth quarter of fiscal 2005. As a percentage of sales, a more favorable merchandise sales mix, improved merchandise mark-up and a modest improvement in shrinkage expense more than offset higher freight costs resulting from higher fuel costs.

     Selling, general and administrative (SG&A) expenses, as a percentage of sales, were 28.4% in the fourth quarter of fiscal 2006 compared with 28.7% in the fourth quarter of fiscal 2005. As a percentage of sales, lower property tax expense, lower store payroll, and more favorable trends in workers' compensation and healthcare claims more than offset higher incentive compensation expense.

     In the fourth quarter of fiscal 2006, the Company recorded net interest expense of approximately $1.4 million compared with net interest income of $0.9 million in the fourth quarter of fiscal 2005. The Company had no outstanding debt in the fourth quarter of fiscal 2005.

     Full Year Results

     As previously reported, sales for fiscal 2006 were approximately $6.395 billion, or 9.8% above sales of approximately $5.825 billion for fiscal 2005. Sales of consumable merchandise and electronics, including pre-paid cellular phones and services, were the primary drivers of the sales increase. Sales in comparable stores increased approximately 3.7%. The customer count, as measured by the number of register transactions in comparable stores, decreased approximately 1.2%, and the average transaction increased approximately 4.8% to $9.66. During fiscal 2006, the Company opened 350 new stores and closed 75 stores.

     The gross profit margin, as a percentage of sales, was 33.1% in fiscal 2006 compared to 32.9% in fiscal 2005. As a percentage of sales, a more favorable merchandise sales mix, better merchandise markup and lower shrinkage expense more than offset higher freight costs resulting from higher fuel costs.

     SG&A expenses, as a percentage of sales, were 27.3% in fiscal 2006 compared with 27.1% in fiscal 2005. As a percentage of sales, higher incentive compensation expense was partially offset by lower store payroll resulting from the stabilization of store operations and the improved performance of Urban Initiative stores.

     In fiscal 2006, the Company recorded net interest expense of approximately $4.5 million compared with net interest income of $4.0 million in fiscal 2005. The Company had no outstanding debt in fiscal 2005.

     Net income per diluted share for fiscal 2006 was $1.30 compared with $1.30 for fiscal 2005. Net income in fiscal 2006 was $201.7 million compared with $217.5 million in fiscal 2005. Included in results for fiscal 2006 is a litigation charge of $45.0 million (approximately $0.18 per diluted share) associated with an adverse litigation judgment in a case in Tuscaloosa, Alabama, announced on March 3, 2006. The Company intends to appeal the verdict. Excluding this litigation charge, non-GAAP net income and earnings per diluted share in fiscal 2006 were $229.9 million and $1.48, respectively.

     During fiscal 2006, the Company repurchased approximately 15.4 million shares for a total cost of $367.3 million. As of August 26, 2006, the Company had approximately 6.1 million shares remaining under current repurchase authorizations approved by the Board of Directors.

     The Company's inventories at the end of fiscal 2006 were $1.038 billion, or 4.9% below inventories of $1.091 billion at the end of fiscal 2005. Inventory on a per store basis at the end of fiscal 2006 was approximately 10% lower than inventory per store at the end of fiscal 2005.

     In fiscal 2006, capital expenditures were $192.2 million compared with $229.1 million in fiscal 2005. Depreciation and amortization was $134.6 million in fiscal 2006 compared with $114.7 million in fiscal 2005.

     Outlook

     Commenting on the Company's plans for fiscal 2007, Mr. Levine said, "To realize sustainable, profitable growth, we intend to continue to make investments in our key initiatives to make Family Dollar a more compelling place to shop, work and invest.

     "To better meet our customers' frequent, fill-in food shopping trip needs, we intend to continue to enhance our food strategy. This year we plan to:

     --   expand our cooler program to an additional 1,000 stores;

     --   increase our food assortment in approximately 1,300 stores; and

     --   accept food stamps in approximately 750 stores by the end of the year.

     "Urban markets continue to represent a significant opportunity to provide under-served customers with value and neighborhood convenience. This year we plan to:

     -- continue to focus on driving better returns in existing Urban Initiative markets;

     -- implement a new technological platform that will facilitate better customer service and make our stores easier to manage; and

     --   begin to test price optimization.

     "While our customers depend on us to meet their basic needs, they also appreciate the unexpected surprises our discretionary assortment can provide. In support of our Treasure Hunt merchandising initiative, this year we intend to:

     -- further develop an event-driven strategy that creates excitement for our customers and Associates;

     -- continue our focus on improving inventory flow and turns, resulting in better presentation of new product; and

     --   enhance our apparel assortment.

     "In addition, this year, we plan to open approximately 400 stores. We intend to continue to build our site-acquisition capabilities and increase our cross-functional focus on new store performance. We will also continue to test new merchandising assortments and layouts through our Concept Renewal efforts, and we will initiate a multi-year investment designed to strengthen our merchandising and supply chain processes. We expect that these investments will improve our productivity and efficiency and, combined with our new store technology platform, will make our stores easier to shop and operate.

     "We believe that our business has significant growth potential and that our deliberate, long-term investment strategy will deliver strong shareholder returns as we position Family Dollar to better serve the needs of our growing customer base."

     For the 53-week fiscal year ending September 1, 2007, the Company expects comparable store sales to increase 2% to 4%. The Company believes that higher transportation expense and the impact of a continued mix shift toward lower-margin consumable merchandise will continue to pressure gross profit margin in fiscal 2007. The Company expects that operating expenses, as a percentage of sales, will be lower in fiscal 2007, as the Company continues to refine operational and administrative processes. Using these assumptions, the Company expects earnings per share to be between $1.57 and $1.69.

     For the September reporting period, the Company's plan was for comparable store sales to increase 3% to 5%. The Company now expects comparable store sales to increase approximately 2% for the September reporting period. Stores that were impacted by hurricanes last year are below the Company average while stores in unaffected areas are performing as planned. For the first quarter ending November 25, 2006, the Company expects comparable store sales to increase 2% to 4% and expects earnings per share to be between $0.34 and $0.38.

     Reconciliation of Non-GAAP Disclosures

     This press release and some of the tables accompanying this release include certain financial information, including net income, diluted earnings per share, and operating profit margin, not derived in accordance with GAAP. Specifically, the litigation charge associated with an adverse jury verdict rendered against the Company in the second quarter of fiscal 2006 is excluded from the non-GAAP financial measures discussed. The Company believes that this information is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results. In addition, this non-GAAP financial information is among the primary indicators the Company uses as a basis for evaluating Company performance, allocating resources, setting certain incentive compensation targets and forecasting of future periods.

     This information is intended to enhance an investor's overall understanding of the Company's past financial performance and prospects for the future and should be considered in addition to, not as a substitute for measures of the Company's financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures to GAAP is provided in the table entitled "Reconciliation of Non-GAAP Disclosures" attached to this release.

     Cautionary Statements

     Certain statements contained in this press release, including those set forth under the caption "Outlook," are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

     --   competitive factors and pricing pressures, including energy prices,

     --   changes in economic conditions,

     --   the impact of acts of war or terrorism,

     --   changes in consumer demand and product mix,

     -- unusual weather, natural disasters or pandemic outbreaks that may impact sales and/or operations,

     --   the impact of inflation,

     --   merchandise supply and pricing constraints,

     --   success of merchandising and marketing programs,

     -- the Company's ability to successfully execute its ongoing operational functions,

     --   general transportation or distribution delays or interruptions,

     --   dependence on imports,

     -- changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

     --   success of new store opening programs,

     -- costs and delays associated with building, opening and operating new distribution facilities and stores,

     -- costs, potential problems and achievement of results associated with the implementation of programs, systems and technology, including supply chain systems, store technology, cooler installations and related food programs, Urban Initiative programs, and real estate expansion goals,

     -- changes in food and energy prices and their impact on consumer spending and the Company's costs,

     --   adverse impacts associated with legal proceedings and claims,

     --   changes in shrinkage,

     --   changes in health care and other insurance costs,

     --   the Company's ability to attract and retain employees,

     --   changes in interpretations or applications of accounting principles,

     --   failure to comply with covenants governing our indebtedness, or

     -- changes in state or federal laws or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

     Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" or "Risk Factors" in "Management's Discussion and Analysis of Financial Condition" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

     Fourth Quarter and Year-End Earnings Conference Call Information

     Family Dollar will announce financial results for the fourth quarter and year ended August 26, 2006, on Thursday, September 28, 2006. The Company will host a conference call on September 28, 2006, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call 1-888-323-9686 for domestic USA calls and 210-234-0000 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is "FAMILY DOLLAR" and the meeting leader is Ms. Kiley Rawlins. A replay of the call will be available from 12:00 P.M. ET, September 28, 2006, through 5:00 P.M. ET, October 5, 2006, by calling 1-866-356-4343 for domestic USA calls and 203-369-0103 for international calls.

     There will also be a live webcast of the conference call that can be accessed at the following link:

     http://www.familydollar.com/investors.aspx?p=irhome.

     A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, September 28, 2006.

     About Family Dollar Stores, Inc.

     With more than 6,100 stores in 44 states ranging northwest to Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.


             FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                             (Unaudited)

                                            For the Fiscal Year Ended
                                           ---------------------------
(in thousands, except per share and share   August 26,    August 27,
 amounts)                                       2006          2005
------------------------------------------ ------------- -------------
Assets
------------------------------------------
Current assets:
Cash and cash equivalents                    $   79,727    $  105,175
Investment securities                           136,505        33,530
Merchandise inventories                       1,037,859     1,090,791
Deferred income taxes                           132,585       100,493
Income tax refund receivable                     10,413            --
Prepayments and other current assets             28,892        24,779
                                           ------------- -------------
  Total current assets                        1,425,981     1,354,768

Property and equipment, net                   1,077,608     1,027,475
Other assets                                     26,573        27,258
                                           ------------- -------------

Total assets                                 $2,530,162    $2,409,501
                                           ============= =============

Liabilities and Shareholders' Equity
------------------------------------------
Current liabilities:
Accounts payable                             $  556,530    $  574,831
Accrued liabilities                             429,580       315,508
Income taxes payable                                 --         4,272
                                           ------------- -------------
  Total current liabilities                     986,110       894,611

Long-term debt                                  250,000            --
Deferred income taxes                            78,525        86,824
Commitments and contingencies

Shareholders' Equity:
Preferred stock, $1 par; authorized and
 unissued 500,000 shares                             --            --
Common stock, $.10 par; authorized
 600,000,000 shares                              17,856        18,887
Capital in excess of par                        141,408       133,743
Retained earnings                             1,552,921     1,654,861
                                           ------------- -------------
                                              1,712,185     1,807,491
Less: common stock held in treasury, at
 cost                                           496,658       379,425
                                           ------------- -------------

Total shareholders' equity                    1,215,527     1,428,066
                                           ------------- -------------

Total liabilities and shareholders' equity   $2,530,162    $2,409,501
                                           ============= =============


             FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)


                                      For the Fourth Quarter Ended
                                  ------------------------------------
(in thousands, except per share   August 26,  % of   August 27, % of
 amounts)                             2006     Net       2005    Net
                                              Sales              Sales
---------------------------------------------------- -----------------

Net sales                         $1,578,116 100.0%  $1,429,843 100.0%

Cost of sales                      1,066,229  67.6%     974,227  68.1%
                                  -----------------  -----------------

Gross margin                         511,887  32.4%     455,616  31.9%

Selling, general and
 administrative expenses             448,096  28.4%     410,323  28.7%

Litigation charge                         --   0.0%          --   0.0%
                                  -----------------  -----------------

Operating profit                      63,791   4.0%      45,293   3.2%

Interest income                        1,799   0.1%         888   0.1%

Interest expense                       3,173   0.2%          --   0.0%
                                  -----------------  -----------------

Income before income taxes            62,417   3.9%      46,181   3.3%

Income taxes                          23,584   1.5%      16,948   1.2%
                                  -----------------  -----------------

Net income                        $   38,833   2.4%  $   29,233   2.1%

Net income per common share -
 basic                            $     0.26         $     0.18
Average shares - basic               150,985            164,963

Net income per common share -
 diluted                          $     0.26         $     0.18
Average shares - diluted             151,201            165,057

Dividends declared per common
 share                            $    0.105         $    0.095


             FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)


                                       For the Fiscal Year Ended
                                 -------------------------------------
(in thousands, except per share   August 26,   % of  August 27, % of
 amounts)                             2006      Net      2005    Net
                                               Sales             Sales
-------------------------------- -------------------------------------

Net sales                          $6,394,772 100.0% $5,824,808 100.0%

Cost of sales                       4,276,466  66.9%  3,908,569  67.1%
                                 ------------------- -----------------

Gross margin                        2,118,306  33.1%  1,916,239  32.9%

Selling, general and
 administrative expenses            1,746,930  27.3%  1,577,429  27.1%

Litigation charge                      45,000   0.7%         --   0.0%
                                 ------------------- -----------------

Operating profit                      326,376   5.1%    338,810   5.8%

Interest income                         6,934   0.1%      3,985   0.1%

Interest expense                       11,415   0.2%         --   0.0%
                                 ------------------- -----------------

Income before income taxes            321,895   5.0%    342,795   5.9%

Income taxes                          120,230   1.9%    125,286   2.2%
                                 ------------------- -----------------

Net income                         $  201,665   3.1% $  217,509   3.7%

Net income per common share -
 basic                             $     1.30        $     1.30
Average shares - basic                154,967           166,791

Net income per common share -
 diluted                           $     1.30        $     1.30
Average shares - diluted              155,124           167,092

Dividends declared per common
 share                             $    0.410        $    0.370


             FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)

                                            For the Fiscal Year Ended
                                            --------------------------
(in thousands)                               August 26,    August 27,
                                                 2006          2005
----------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                      $201,665    $217,509
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization                   134,637     114,733
  Deferred income taxes                           (40,391)    (16,279)
  Stock-based compensation expense                  8,503          --
  Tax benefit from stock option exercises             248       3,700
  Excess tax benefits from stock-based
   compensation                                      (240)         --
  Loss on disposition of property and
   equipment                                        5,603       3,306
  Changes in operating assets and
   liabilities:
   Merchandise inventories                         52,932    (110,667)
   Income tax refund receivable                   (10,413)      1,304
   Prepayments and other current assets            (4,113)     (7,842)
   Other assets                                     1,968     (11,658)
   Accounts payable and accrued liabilities       104,866     100,974
   Income taxes payable                            (4,272)      4,272
                                            -------------- -----------
                                                  450,993     299,352
                                            -------------- -----------
Cash flows from investing activities:
 Purchases of investment securities              (374,765)   (280,100)
 Sales of investment securities                   271,790     367,410
 Capital expenditures                            (192,173)   (229,065)
 Proceeds from dispositions of property and
  equipment                                         1,800       2,000
                                            -------------- -----------
                                                 (293,348)   (139,755)
                                            -------------- -----------
Cash flows from financing activities:
 Issuance of long-term debt                       250,000          --
 Payment of debt issuance costs                    (1,283)         --
 Repurchases of common stock                     (367,324)    (91,997)
 Changes in cash overdrafts                        (9,171)    (12,675)
 Proceeds from exercise of employee stock
  options                                           7,126      23,310
 Excess tax benefits from stock-based
  compensation                                        240          --
 Payment of dividends                             (62,681)    (60,083)
                                            -------------- -----------
                                                 (183,093)   (141,445)
                                            -------------- -----------

Net increase in cash and cash equivalents         (25,448)     18,152
Cash and cash equivalents at beginning of
 year                                             105,175      87,023
                                            --------------------------
Cash and cash equivalents at end of year          $79,727    $105,175
                                            ==========================

Supplemental disclosure of cash flow
 information:
  Cash paid during the period for:
   Purchases of property and equipment
    awaiting processing for payment,
    included in accounts payable                   $1,985     $12,239
   Interest                                         6,694          --
   Income taxes                                   175,058     132,288


             FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                RECONCILIATION OF NON-GAAP DISCLOSURES
               (in thousands, except per share amounts)


                                            For the Fiscal Year Ended
                                            --------------------------
Net Income and Net Income Per Common Share   August 26,    % of Net
                                                 2006        Sales
------------------------------------------- --------------------------
Net income in accordance with GAAP              $201,665          3.1%

 Litigation charge                                45,000          0.7%
 Tax effect                                      (16,808)
                                            --------------------------
 Total litigation charge, net of tax              28,192          0.4%

Net income, excluding litigation charge         $229,857          3.6%

Average shares - diluted                         155,124

Net income per common share, excluding
 litigation charge - diluted                       $1.48


                                            For the Fiscal Year Ended
                                            --------------------------
Operating Profit Margin                      August 26,    % of Net
                                                 2006        Sales
------------------------------------------- --------------------------
Operating profit margin in accordance with
 GAAP                                           $326,376          5.1%
 Litigation charge                                45,000          0.7%
                                            --------------------------
Operating profit margin, excluding
 litigation charge                               371,376          5.8%


             FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                   Selected Additional Information



STORES IN OPERATION
--------------------------------------
                                       August 26, 2006 August 27, 2005
                                       --------------- ---------------
Beginning Store Count                           5,898           5,466
New Store Openings                                350             500
Store Closings                                    (75)            (68)
                                       --------------- ---------------
Ending Store Count                              6,173           5,898
Total Square Footage (000s)                    52,310          49,794
Total Selling Square Footage (000s)            43,420          41,285


     CONTACT: Family Dollar Stores, Inc.
              Kiley F. Rawlins, CFA
              Divisional Vice President
              704-849-7496
              http://www.familydollar.com